Exhibit 10.15

AGREEMENT

In the course of developing its investment advisory business, Manning & Napier has developed forms of organization, procedures, computer software, investment strategies, screens and pricing disciplines, and other aspects of its business (collectively referred to as “procedures”) which it considers, and I acknowledge, to be proprietary and/or distinctive within the investment advisory business. Many of these procedures have been created and refined over a period of many years, at considerable cost, and in some cases may not change for a period of many years. Manning & Napier seeks to protect its distinctive and proprietary procedures from competitors by obtaining from me herein various noncompetition and nondisclosure agreements, which I acknowledge are reasonably necessary for the protection of Manning & Napier’s interests. Therefore, in consideration of my employment, and the knowledge and confidential information and data disclosed to me in the course of my employment with Manning & Napier Advisors, Inc., with its principal office at One Lincoln First Square, Suite 1100, Rochester, New York 14604, its affiliates, successors or assigns, I, Jeffrey S. Coons, with residence at 212 Carriage Court, Wayne, Pennsylvania 19087, do hereby and freely agree that:

1. I will not disclose any nonpublic confidential information, knowledge or data of or regarding Manning & Napier Advisors, Inc. or any affiliates of Manning & Napier Advisors, Inc. (for convenience hereinafter collectively referred to as “M&N”) including, without limitation, its or their business or investment methodologies, investment technology, procedures, programs, source codes, client lists, all information and files relating to clients, prospect lists, transaction listings, shareholder information, contract forms, marketing information, prices, products, product strengths and weaknesses, future developments or plans, and books, records and files. I acknowledge and agree that the information, knowledge and data above are confidential, are not otherwise available and are provided to me by virtue of my employment by M&N and solely to enable me to perform my duties as an employee. Upon my termination of employment with M&N, I will deliver to M&N all copies thereof as well as any investment strategy descriptions, screens, research procedures manuals, operations and/or marketing procedures manuals, Statements of Investment Objectives, marketing brochures, and other materials of M&N which may be in my possession. I will not retain but will deliver to M&N any other documents, including copies, relating to the information, knowledge or data described above.

2. All inventions, discoveries, ideas, improvements, innovations or developments, and other intellectual property, whether patentable or not, relating to the existing or proposed business or products of M&N, conceived, generated or reduced to practice by or worked on by me, alone or in combination with others, whether or not during working hours, during my employment by M&N, shall be the exclusive property of M&N. I shall execute and deliver to M&N all assignments and other documents, and take all other action reasonably requested by M&N, at M&N’s expense, during or subsequent to my employment, to vest title in any such inventions or other intellectual property in M&N and/or to obtain patents, trademarks or copyrights therefor.

3. For a two-year period after termination of my employment with M&N, I will not, either directly or indirectly, whether alone or as partner, owner, officer, director, employee, shareholder, consultant, or otherwise, without the express written consent of M&N, (a) solicit or canvass in competition with the business of M&N a person or entity known by me or who becomes known to me to have been a client of the investment products or services of M&N (including any client serviced by me) at the time my employment with M&N terminated or at any time within one year prior thereto; or (b) compete with M&N, in the territories covered by me, in its investment management and related business, or in any other business in which M&N is engaged at the time of termination of my employment.

4. Following my termination of employment with M&N, I will not, either directly or indirectly, whether alone or as partner, owner, officer, director, employee, shareholder, consultant, or otherwise, without the express written consent of M&N, hire, employ, retain, contract, or otherwise engage in business association any person who then is, or has within five years prior thereto been, an employee of or consultant to M&N. I acknowledge that the foregoing restriction is necessary since many of the strategies and other business plans and techniques of M&N have considerable ongoing value.

5. I confirm that I am familiar with the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisors Act of 1940, all as amended, applicable state securities laws, the Employee Retirement Income Security Act of 1974 as amended (“ERISA”), and the rules and regulations thereunder, and with M&N’s Code of Ethics and Professional Standards of Conduct (Exhibit I attached hereto). I further acknowledge that compliance with applicable federal and state laws, rules and regulations — including, without limitation, applicable provisions of securities, antifraud, and ERISA statutes and/or regulations — is vital to the business of M&N. I will at all times (i) conduct myself in accordance with, and will not violate, such laws, rules, regulations, and Code of Ethics/Professional Standards of Conduct, (ii) not make any statements to prospective or current customers of M&N without a reasonable factual basis therefor and (iii) not omit to make any statement to prospective or current customers necessary to avoid causing any other statements made by me to be misleading. I agree that any violation of this provision, among others, may result in my immediate termination under the terms of this Agreement.

6. I acknowledge that Paragraphs 1 through 5 of this Agreement — including property rights, confidentiality, non-compete provisions, and duties of care and conduct — are reasonably necessary to protect M&N, that any breach or threatened breach by me cannot be remedied solely by recovery of damages and that M&N shall be entitled to injunctive relief against any breach or threatened breach and the recovery of damages and expenses, including, without limitation, attorneys’ fees and costs incurred as a result of any such breach or threatened breach by me of these provisions and in seeking any such injunctive relief or remedy.

7. Rights, benefits and obligations under this Agreement shall inure to M&N, and their successors and assigns, and shall be binding upon me, and my estate.

8. Any waiver of a breach of, or failure to enforce, any term hereunder shall not operate as a waiver of any other breach, or that of any other term of this Agreement.

9. The provisions of this Agreement are severable such that if any provision is held invalid, the other provisions will remain valid unless specifically held to the contrary. Any provision herein held in any respect to be unenforceable shall be deemed to extend over the maximum period of time, geographic area, or range of activities as to which they may be enforceable.

10. (a) This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to any principles of conflicts of laws. (b) Any claim by either party against the other in connection with any provision of this Agreement (including claims for injunctive relief), excluding claims described in subparagraph (c) below, may be prosecuted in the applicable court described below. The venue for any claim or action shall be in a court in Rochester, New York, in the Western District of New York (if in federal court) and in Monroe County, New York (if in state court). I hereby consent to the exclusive jurisdiction of the courts in the preceding sentence for the claims or actions specified therein (including actions or claims by affiliates of Manning & Napier Advisors, Inc.) and I agree that service of process shall be sufficient if sent to the applicable party at the address first specified above, or to such other address as either party shall have designated for such purpose pursuant to paragraph 12 hereof, by registered or certified mail, postage prepaid, return receipt requested. (c) Any claim for damages by one party against the other attributable to a breach of a provision of this Agreement or to any dispute or controversy relating to this Agreement, excluding so-called third party claims related to a pending action, shall be finally resolved through arbitration under the applicable rules of the American Arbitration Association. Any such arbitration shall be held in Monroe County, New York, shall be arbitrated by one person who shall be a businessman not active in the investment business, and final judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall be entitled to limited discovery, i.e., the deposition of no more than ten persons or firms. Arbitrable claims may be consolidated at the election of either party. In the event a final decision by the arbitrator is not rendered within nine months after commencement of arbitration proceedings, either party may at its election terminate the arbitration proceedings and elect to proceed through the applicable judicial system. In such case, paragraph (a) above shall also govern any such action. Any arbitration proceedings shall be private, and the parties shall maintain in confidence the fact of arbitration, the evidence presented and findings of the arbitration, except in each case (a) as may be required by law, or (b) to the extent necessary or desirable to prosecute, defend or enforce the arbitration proceedings or any other proceedings or actions which may be commenced or defended by one of the parties involving the other party or any other persons.

11. I understand and acknowledge that my employment under this Agreement may be terminated by M&N at will under its “Employee Termination Policy” (Exhibit II) or by me under M&N’s “Resignation” policy (Exhibit III). The terms outlined in Paragraphs 1 through 10 shall remain in force despite such termination of employment. Upon such termination, M&N shall have no obligation to me, including payment of any compensation, except for salary earned to the date of termination.

12. Both during and following employment by M&N hereunder, I shall not in any way or manner disparage M&N or its affiliates, its or their products, results, or officers, directors or employees.

13. Notices hereunder shall be in writing to the other party and shall be given when delivered or mailed postpaid to the other party at the address first set forth above, or to such other address as each party shall have designated for such purpose.

14. I understand and acknowledge that I shall not own an interest in any outside business nor engage in expectation of compensation or profit in any other outside professional activities (including, but not limited to: investment research, advisory or banking services; the underwriting, offer or sale of securities; merchant banking or business consulting services), whether pre-existing to this Agreement or otherwise, without the prior written consent of M&N. Any and all licenses to conduct business shall be maintained with M&N or an affiliate unless the prior written consent of M&N has been obtained to do otherwise.

15. I represent and warrant that I am under no obligation nor am I subject to any restrictive covenant from any prior employer that would limit my ability to provide the services to M&N contemplated under the terms of this Agreement or under the terms of the offer letter dated July 29, 1993 and incorporated by reference herein as Exhibit IV, and further that my acceptance of such duties will not breach the provisions of any contract, agreement, or understanding to which I am party or any duty owed by me to any prior employer or other person.

16. None of the provisions of this Agreement shall be construed to prohibit or limit my employment at an investment firm other than M&N.

17. I acknowledge that this Agreement is a condition to being employed by M&N.

I do hereby freely enter into and agree with the provisions stipulated above of this first day of August, 1993.

Dated: August 1, 1993	/s/ Jeffrey S. Coons
Signature